Exhibit 99.1

Gordmans Names Michael Morand Executive Vice President and Chief Merchandising Officer

OMAHA, Neb. – February 11, 2013: Gordmans, Inc., a Nebraska-based apparel and home décor retailer, has named Michael Morand executive vice president and chief merchandising officer.

Mr. Morand has served as Gordmans’ executive vice president of planning, allocation and analysis since 2008. He has leveraged his broad merchandising, marketing and planning background to help facilitate the Company’s rapid expansion, which, together with his stewardship of rigorous receipt and inventory management disciplines, has contributed greatly to Gordmans’ growth in sales and profitability.

“Mike is an accomplished leader across multiple retail formats and organizations,” said Jeff Gordman, president and CEO. “His merchandising acumen, strategic planning proficiency and inventory management expertise make him the perfect choice to lead the combined merchandising and planning team, serving in a critical role necessary to achieve our strategic objectives and drive Gordmans’ continued expansion in both new and existing markets.”

Mr. Morand has more than 30 years of experience in the retail industry. Prior to joining Gordmans in 2007, he held senior level positions in merchandising, strategic planning, allocation and marketing for several operating divisions of May Department Stores (now known as Macy’s), including Robinsons-May, Famous Barr and Lord & Taylor. Among his contributions, Mr. Morand piloted many of the seasonal and in-season planning tools implemented by May. In addition, he served as a corporate vice president and collaborated with May’s CEO and store division presidents to build merchandise strategies that achieved sales growth and margin objectives.

Mr. Morand has a Bachelor of Science degree in Economics from Loyola Marymount University in Los Angeles.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home decor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 83 stores in 47 markets and 18 states. Gordmans is ranked No. 29 on the 2012 Forbes magazine list of America’s 100 best small-cap companies. For more information about Gordmans, visit gordmans.com. Follow Gordmans on Facebook and Twitter, @gordmans.